Consent of Independent Registered Public Accounting Firm

The Partners
   Salient Absolute Return Fund, L.P.:

We consent to the use of our report dated March 25, 2010 with respect to the financial statements of Salient Absolute Return Fund, L.P. as of December 31, 2009 included herein.

KPMG LLP
Columbus, Ohio
March 31, 2010